On November 30, 2007, there was a meeting of the shareholders of the Trust. The purpose of the meeting was: (1) to elect Trustees of the Trust to hold office until their successors are duly elected and qualified, and (2) to transact such other business as may properly come before the meeting or any adjournment thereof. A description of the proposal and the number of shares voted is as follows:

     1. To elect Trustees of the Trust to hold office until their successors are duly elected and qualified.

                                 AFFIRMATIVE          WITHHELD        ABSTAIN
                                                      AUTHORITY

        Anthony A. Griffin       152,294,880.293      -               16,625.720

        J. Franklin Hall         152,294,880.293      -               16,625.720


     2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

                                 AFFIRMATIVE          WITHHELD        ABSTAIN
                                                      AUTHORITY

                                 152,294,880.293      -               16,625.720